QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

NEWS RELEASE

Tenet Healthcare Corporation
Headquarters Office
3820 State Street
Santa Barbara, CA 93105
Tel 805.563.6855
Fax 805.563.6871
http://www.tenethealth.com

Contacts:	Media: Investors:	Harry Anderson (805) 563-6816 Paul Russell (805) 563-7188 Diana Takvam (805) 563-6883

Tenet Reports Results for Quarter Ended March 31

        SANTA BARBARA, Calif.—May 14, 2003—Tenet Healthcare Corporation (NYSE: THC) today reported results for its quarter ended March 31, 2003, the first quarter of the company's new calendar fiscal year.

        Net operating revenues grew 2.3 percent to $3.45 billion in the quarter, compared with $3.38 billion in the prior-year quarter. The increase between periods reflects our voluntary reduction in Medicare outlier payments, which became effective Jan. 1, 2003, offset by increases in other payor categories and increases in admissions. (See the discussion on pages 10-11 and Note 2 below for an explanation of our voluntary reduction in Medicare outlier payments.) We reported a net loss of $20 million or $0.04 per share, compared with net income of $278 million or $0.55 per share in the prior-year quarter. The net loss for the current quarter reflects the pretax impact of lower outlier revenue, impairment of goodwill totaling $187 million, restructuring charges of $9 million, and a $61 million loss on disposal of asset group that is part of discontinued operations. Net income in the prior-year period reflects a pretax loss from early extinguishment of debt totaling $6 million and goodwill amortization of $24 million.

        The prior-year quarter has been adjusted to reflect the company's June 2002 3-for-2 stock split and its new calendar fiscal year. The current quarter reflects our adoption of Statement of Financial Accounting Standards (SFAS) No. 142 on accounting for goodwill. All periods have been adjusted to reflect assets held for sale as discontinued operations, and a change in accounting under SFAS No. 123 and SFAS No. 148 to expense stock options and employee stock purchase plan discounts.

        Effective March 28, 2003, the Securities and Exchange Commission (SEC) adopted new rules related to disclosure of certain financial measures not calculated in accordance with generally accepted accounting principles (GAAP), which the SEC defines as "non-GAAP financial measures." These new rules require all public companies to provide certain disclosures in press releases, SEC filings and other public disclosures concerning any non-GAAP financial measures.

        Adjusted income from continuing operations (a non-GAAP measure we define as income from continuing operations before impairment and restructuring charges and losses from early extinguishment of debt and goodwill amortization) would have been $162 million or $0.34 per share in the quarter, compared with $285 million or $0.57 per share in the prior-year period. A reconciliation of net income as determined in accordance with GAAP to adjusted income from continuing operations, and the reasons why the company believes this adjusted metric is helpful to our investors, is provided in Note 9 below.

        "Reported results for the quarter were impacted by a number of factors, including our voluntary reduction in Medicare outlier payments and pending hospital sales that must be accounted for as discontinued operations," said Jeffrey C. Barbakow, chairman and chief executive officer. "In addition, as previously indicated, we recorded charges in the quarter stemming from our aggressive actions to address the challenges facing the company—actions that in many respects make meaningful comparisons to prior periods difficult. These steps are necessary as we work to reposition the company and build a strong foundation for the future."

        For the first quarter under our new calendar fiscal year, admissions to Tenet hospitals rose 1.2 percent overall and 1.8 percent on a same-facility basis, compared with the prior-year quarter. Outpatient visits were flat overall and up 0.4 percent on a same-facility basis, compared with the prior-year quarter. Same-facility net outpatient revenue per visit rose 8.0 percent in the period.

        Trevor Fetter, president, stated, "We are encouraged that admissions to our hospitals continue to grow at solid rates, while patient satisfaction remains high. In March, 84 percent of patients responding to an independent post-discharge survey rated our hospitals either a "9' or "10' on a 10-point scale—consistent with our rankings from last fall and slightly better than rankings from a year ago. All of this clearly demonstrates the underlying strength of our hospitals and their continuing sharp focus on meeting patient needs."

        Reflecting our voluntary adoption on Jan. 1, 2003 of new policies regarding Medicare outlier payments, outlier revenue dropped to $18 million in the current quarter, compared with $197 million in the prior-year quarter. Reflecting this decline in outlier revenue, and partially offset by increases in other payor categories, same-facility unit revenue (GAAP same-facility net inpatient revenue per admission) declined 2.6 percent versus the prior-year quarter. Excluding outlier revenue from both periods, adjusted net operating revenues (a non-GAAP measure defined as net operating revenue less Medicare outlier revenue) would have increased 8.1 percent and adjusted same-facility unit revenues (a non-GAAP measure defined as GAAP same-facility net inpatient revenue, less Medicare outlier revenue, per admission) would have increased 5.8 percent. A reconciliation of net operating revenue to adjusted net operating revenue, and the reason why we believe this adjusted metric is useful, is provided on pages 10-11.

        The reduction in Medicare outlier revenue also caused a shift in our payor mix, with Medicare now representing 27.3 percent of net patient revenue and managed care representing 49.2 percent, compared with 32.6 percent and 45.1 percent, respectively, in the prior-year quarter.

        Reflecting the reduction in outlier revenue and the impact of impairment and restructuring charges, the company posted operating income of $146 million for the quarter, compared with $524 million in the year-ago quarter. Operating income margins were 4.2 percent in the current quarter and 15.5 percent in the year-ago quarter. Income from continuing operations was $15 million, compared with $261 million in the prior-year quarter.

        Because of the significant impact of the loss of outlier revenue, we have provided in the financial tables below an analysis of the current quarter results compared with the prior-year quarter results, excluding all outlier revenue from both periods. The company believes that these adjusted figures, while compiled on a non-GAAP basis, highlight the impact of the reduction in outlier revenue and provide important insight into our operations in terms of other underlying business trends. Pages 10-11 provide this disclosure, as well as a more complete description as to why we believe it is useful.

        EBITDA (a non-GAAP measure we define as income from continuing operations before interest net of investment earnings, taxes, depreciation and amortization, and also excluding minority interests, impairment and restructuring charges, loss from early extinguishment of debt and gains or losses from asset sales) adjusted to exclude outlier revenue, which we refer to as adjusted EBITDA, would have been $443 million in the quarter, versus $477 million in the prior-year quarter. Adjusted EBITDA margins (a non-GAAP measure we define as EBITDA, as defined above, divided by net operating revenue less Medicare outlier revenue) would have been 12.9 percent, down from 15.0 percent in the prior-year quarter. A reconciliation of operating income and operating margins from continuing operations as determined in accordance with GAAP to adjusted EBITDA and adjusted EBITDA margins, and the reasons why the company believes these adjusted metrics are useful, is provided on page 10. Other companies, including other companies in our industry, may define EBITDA differently and thus the company's EBITDA and adjusted EBITDA figures may not be comparable with those of other companies.

        During the quarter, salaries and wages expense included $39 million for the expensing of stock options and employee stock purchase plan discounts; the prior-year quarter reflected $37 million of the same expense.

        Net cash from operating activities was $224 million in the quarter versus $610 million in the prior-year quarter. On a last-12-months basis, net cash from operating activities totaled $1.94 billion. During the quarter, we reinvested $220 million in capital expenditures in our facilities.

        The company is authorized to repurchase shares of its common stock according to the following formula, which we calculate quarterly: cash flow from operations minus capital expenditures plus proceeds from asset sales. During the quarter, we repurchased 6 million shares of our common stock for a total cost of approximately $110 million, at an average cost of $18.28 per share. As of March 31, we had a cumulative total of $120 million available for future share repurchases and committed to use $98 million of that amount to purchase shares under a 10b(5)1 plan between April 12 and May 15. From April 12 through May 12, we purchased 5.7 million shares of our common stock for a total cost of approximately $85 million, at an average cost of $14.99 per share. At May 12, 18.3 million shares and an aggregate of $35 million remained under our current share repurchase authorization.

        Since December, we have, among other things, (1) announced a strategic alliance with the Service Employees International Union and the American Federation of Federal, State, County and Municipal Employees designed to strengthen the company's business position and its labor relations, (2) announced a decision to sell non-core assets, reduce operating expenses, and accelerate share repurchases as part of our plan to sharpen our strategic focus, (3) begun expensing the cost of stock options granted to employees and directors, (4) changed to a calendar year for financial reporting to enhance comparability with other hospital companies, (5) adopted a new policy on Medicare outlier payments, (6) restructured our operating divisions and regions, (7) promoted two top hospital executives to our senior executive management team, (8) placed a seasoned hospital executive who also is a medical doctor in charge of our large California market, (9) announced a comprehensive set of initiatives designed to enhance corporate governance, (10) named two new, independent outside directors to our board, and (11) established a groundbreaking new policy for uninsured patients that includes an offer, subject to government approval, of managed care-style pricing.

        We will discuss our performance in greater detail on a live audio webcast later this morning. All interested investors are invited to access the webcast live at 11:00 a.m. (EDT), or on a replay basis for the next 30 days, through the company's website, www.tenethealth.com or through www.companyboardroom.com.

        On May 15, 2003, we will file with the SEC a Transition Report on Form 10-K for the 7-month period between the end of our previous fiscal year, ended May 2002, and our new calendar fiscal year-end, ended December 2002, pursuant to the SEC's transition rules involving a change in fiscal year. Immediately thereafter, we will file our quarterly Report on Form 10-Q. Both documents will be available tomorrow on the Tenet website at www.tenethealth.com.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
(Dollars in millions except per share amounts)
	2003	%	2002	%	Growth
	(as restated) (1)
Net operating revenues	$3,452	100.0%	$3,375	100.0%	2.3%
Operating expenses:
Salaries and benefits (8)	(1,462)	42.4%	(1,339)	39.7%	9.2%
Supplies	(527)	15.3%	(489)	14.5%	7.8%
Provision for doubtful accounts	(274)	7.9%	(225)	6.7%	21.8%
Other operating expenses (7)	(728)	21.1%	(648)	19.2%	12.3%
Depreciation	(112)	3.2%	(113)	3.3%	(0.9)%
Amortization (3)	(7)	0.2%	(31)	0.9%	(77.4)%
Impairment and restructuring charges (4, 5)	(196)		—
Loss from early extinguishment of debt (6)	—		(6)
Operating income	146	4.2%	524	15.5%
Interest expense	(73)		(73)
Investment earnings	6		9
Minority interests in income of consolidated subsidiaries	(8)		(11)
Income from continuing operations before income taxes	71		449
Taxes on income from continuing operations	(56)		(188)
Income from continuing operations	15		261
Discontinued operations: (11)
Income from operations of asset group	12		29
Loss on disposal of asset group	(61)		—
Income tax benefit (expense)	14		(12)
Income (loss) on discontinued operations	(35)		17
Net income (loss)	(20)		278
Diluted earnings (loss) per common share and common equivalent share:
Continuing Operations	0.03		0.52		(94.2)%
Discontinued Operations	(0.07)		0.03

	(0.04)		0.55		(107.3)%
Weighted average shares and dilutive securities outstanding (in thousands):	472,325		502,054

See Explanatory Notes on Pages 13, 14 and 15

BALANCE SHEET DATA
Dollars in millions
(Unaudited)

	March 31, 2003	December 31, 2002
Cash and cash equivalents	$135	$210
Net accounts receivable	2,733	2,590
Other current assets	1,412	992

Current assets	4,280	3,792
Current liabilities	(2,311)	(2,381)

Net working capital	1,969	1,411
Investments and other assets	293	185
Net property and equipment	6,051	6,359
Net intangible assets	3,060	3,444
Long-term debt, excluding current portion	(4,025)	(3,872)
Other long-term liabilities	(1,605)	(1,703)
Shareholders' equity	(5,743)	(5,824)

CASH FLOW DATA
Dollars in millions
(Unaudited)

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002
Net cash provided by operating activities	$224	$610
Cash flow from investing activities:
Purchases of property and equipment	(220)	(218)
Other items	(113)	1
Cash flows from financing activities:
Proceeds from borrowings	987	1,040
Payment of borrowings	(846)	(1,255)
Purchases of treasury stock	(110)	(296)
Other items	3	102

Net decrease in cash and cash equivalents	(75)	(16)

Supplemental disclosures:
Interest paid	(21)	(18)
Income taxes paid, net of refunds received	(215)	(159)

DOMESTIC GENERAL HOSPITALS (See Note 11)
SELECTED STATISTICS FROM CONTINUING OPERATIONS
(Unaudited)

	Three Months Ended March 31,
(Dollar amounts in millions except for net inpatient revenue per patient day and per admission)
	2003	2002	Change
Net inpatient revenues	$2,266	$2,295	(1.3)%
Net outpatient revenues	$1,012	$934	8.4%
Number of hospitals (at end of period)	99	101	(2)
Licensed beds (at end of period)	24,933	25,772	(3.3)%
Average licensed beds	24,927	25,779	(3.3)%
Average occupancy	58.5%	56.7%	1.8%*
Patient days	1,313,502	1,315,000	(0.1)%
Net inpatient revenue per patient day	$1,725	$1,745	(1.1)%
Admissions	243,226	240,366	1.2%
Net inpatient revenue per admission	$9,316	$9,548	(2.4)%
Average length of stay (days)	5.4	5.5	(0.1)*
Outpatient visits	2,140,993	2,141,565	(0.0)%
Sources of net patient revenue
Medicare	27.3%	32.6%
Medicaid	8.8%	8.9%
Managed care	49.2%	45.1%
Indemnity and other	14.7%	13.4%
Same facilities
Average licensed beds	24,802	24,891	(0.4)%
Patient days	1,305,122	1,292,837	1.0%
Net inpatient revenue per patient day	$1,729	$1,760	(1.8)%
Admissions	241,824	237,606	1.8%
Net inpatient revenue per admission	$9,333	$9,579	(2.6)%
Outpatient visits	2,129,329	2,120,915	0.4%
Average length of stay (days)	5.4	5.4	—

*This change is the difference between the 2003 and 2002 amounts shown.

Additional Supplemental Non-GAAP Disclosures
Data Excluding Medicare Outlier Revenue

        In light of our voluntary adoption as of January 1, 2003 of a new method for calculating Medicare outlier payments, and the fact that the Centers for Medicare and Medicaid Services has indicated its intent to change the program's rules regarding Medicare outlier payments, we are providing additional supplemental data adjusted as if we had received no outlier revenue during the periods indicated. (See note 2 for our explanations of these performance measures.) We do so to show the effect that Medicare outlier revenue has had on our historical results of operations, without estimating or suggesting the effect on future results of operations.

        The table below is a reconciliation of net operating revenues to adjusted net operating revenues adjusted to exclude all outlier revenue. It also illustrates expense lines as a percent of adjusted net operating revenues. Because costs in our business are largely influenced by volumes and thus generally analyzed as a percent of operating revenues, we provide this additional analytical information to better enable investors to measure expense categories between periods. The table also shows EBITDA (a non-GAAP measure we define as income from continuing operations before interest net of investment earnings, taxes, depreciation and amortization, and also excluding minority interests, impairment and restructuring charges, loss from early extinguishment of debt and gains or losses from asset sales) and EBITDA margins, a non-GAAP measure we define as the ratio of EBITDA to net operating revenues, as they would have been calculated had we received no Medicare outlier revenue. EBITDA is commonly used as an analytical indicator of operating performance within the health care industry. We use EBITDA as an analytical indicator for purposes of assessing hospitals' relative operating performance. EBITDA should not be considered as a measure of financial performance under GAAP, and the items excluded from EBITDA are significant components in understanding and assessing such financial performance. Because EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating the company's financial performance.

	Adjusted non-GAAP numbers (Unaudited)
	Three Months Ended March 31,
(Dollars in millions)
	2003	%	2002	%	Change
Net operating revenues as reported	$3,452	100.0%	$3,375	100.0%	2.3%
Less: Medicare outlier revenue	(18)		(197)

Adjusted net operating revenues	3,434		3,178		8.1%
Operating expenses:
Salaries and benefits (8)	(1,462)	42.6%	(1,339)	42.1%	9.2%
Supplies	(527)	15.3%	(489)	15.4%	7.8%
Provision for doubtful accounts	(274)	8.0%	(225)	7.1%	21.8%
Other operating expenses (7)	(728)	21.2%	(648)	20.4%	12.3%

Adjusted EBITDA	443		477		(7.1)%
Adjusted EBITDA margin		12.9%		15.0%	(2.1)%*
Reconciliation to operating income:
Add back Medicare outlier revenue	18	(0.5)%	197	(6.2)%	(90.9)%

EBITDA	461		674
Depreciation	(112)	3.3%	(113)	3.6%	(0.9)%
Amortization	(7)	0.2%	(31)	1.0%	(77.4)%
Impairment and restructuring charges (4, 5)	(196)	5.7%	—	—	—
Loss from early extinguishment of debt (6)	—		(6)	0.2%

Operating income	146		524

Operating income margin		4.2%		15.5%	(11.3)%*

*This change is the difference between the 2003 and 2002 amounts shown.

See Explanatory Notes on Pages 13, 14 and 15

Additional Supplemental Non-GAAP Disclosures
Data Excluding Medicare Outlier Revenue

        In light of our voluntary adoption as of January 1, 2003 of a new method for calculating Medicare outlier payments, and the fact that the Centers for Medicare and Medicaid Services has indicated its intent to change the program's rules regarding Medicare outlier payments, we are providing additional supplemental data adjusted as if we had received no outlier revenue during the periods indicated. (See note 2 for our explanations of these performance measures.) We do so to show the effect that Medicare outlier revenue has had on our historical results of operations, without estimating or suggesting the effect on future results of operations.

        If we had received no Medicare outlier revenue in the periods indicated, the impact on domestic general hospitals net inpatient revenue, net inpatient revenue per admission and net inpatient revenue per day is shown in the table below. This data is provided to enable investors to examine pricing trends from other payor categories. (See note 2 for our explanations of these performance measures).

	Adjusted non-GAAP numbers (Unaudited)
	Three Months Ended March 31,
	2003		2002		Change
	Total	Same— Facility	Total	Same— Facility	Total	Same— Facility
Net inpatient revenues (GAAP) (in millions)	$2,266	$2,257	$2,295	$2,276	(1.3)%	(0.8)%
Less: Medicare outlier revenue (in millions)	(18)	(18)	(197)	(197)

Adjusted net inpatient revenues (in millions)	$2,248	$2,239	$2,098	$2,079	7.1%	7.7%
Adjusted net inpatient revenue per admission	$9,242	$9,259	$8,728	$8,750	5.9%	5.8%
Adjusted net inpatient revenue per patient day	$1,711	$1,716	$1,595	$1,608	7.3%	6.7%

See Explanatory Notes on Pages 13, 14 and 15

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Fiscal 2002, by Calendar Quarters
(Unaudited)

	3 Months Ended				Year Ended
(Dollars in millions except per share amounts)
	3/31/02	6/30/02	9/30/02	12/31/02	12/31/02
Net operating revenues	$3,375	$3,430	$3,521	$3,546	$13,872
Operating expenses:
Salaries and benefits	(1,339)	(1,353)	(1,376)	(1,373)	(5,441)
Supplies	(489)	(475)	(501)	(507)	(1,972)
Provision for doubtful accounts	(225)	(219)	(260)	(274)	(978)
Other operating expenses	(648)	(691)	(679)	(813)	(2,831)
Depreciation	(113)	(109)	(113)	(116)	(451)
Amortization	(31)	(24)	(7)	(7)	(69)
Impairment and restructuring charges	—	—	—	(316)	(316)
Loss from early extinguishment of debt	(6)	(96)	(3)	—	(105)
Operating income	524	463	582	140	1,709
Interest expense	(73)	(68)	(62)	(61)	(264)
Investment earnings	9	7	7	3	26
Minority interests in income of consolidated subsidiaries	(11)	(8)	(11)	(5)	(35)
Impairment of investment securities	—	—	—	(64)	(64)
Income from continuing operations before income taxes	449	394	516	13	1,372
Taxes on income from continuing operations	(188)	(168)	(205)	(8)	(569)
Income from continuing operations	261	226	311	5	803
Discontinued operations:
Income from operations of asset group before impairment charges	29	26	26	24	105
Impairment charges	—	—	—	(80)	(80)
Income tax benefit (expense)	(12)	(10)	(9)	20	(11)
Income (loss) on discontinued operations	17	16	17	(36)	14
Net income (loss)	278	242	328	(31)	817
Diluted earnings (loss) per common share and common equivalent share:
Continuing Operations	0.52	0.45	0.63	0.01	1.61
Discontinued Operations	0.03	0.03	0.03	(0.07)	0.03

	0.55	0.48	0.66	(0.06)	1.64
Weighted average shares and dilutive securities outstanding (in thousands):	502,054	502,822	499,412	487,813	498,016

Additional Supplemental Non-GAAP Disclosures
Data Excluding Medicare Outlier Revenue

        In light of our voluntary adoption as of January 1, 2003 of a new method for calculating Medicare outlier payments, and the fact that the Centers for Medicare and Medicaid Services has indicated its intent to change the program's rules regarding Medicare outlier payments, we are providing additional supplemental data adjusted as if we had received no outlier revenue during the periods indicated. (See note 2 for our explanations of these performance measures.) We do so to show the effect that Medicare outlier revenue has had on our historical results of operations, without estimating or suggesting the effect on future results of operations.

        The table below is a reconciliation of net operating revenues to adjusted net operating revenues adjusted to exclude all outlier revenue. Because costs in our business are largely influenced by volumes and thus generally analyzed as a percent of operating revenues, we provide this additional analytical information to better enable investors to measure expense categories between periods. The table also shows EBITDA (a non-GAAP measure we define as income from continuing operations before interest net of investment earnings, taxes, depreciation and amortization, and also excluding minority interests, impairment and restructuring charges, loss from early extinguishment of debt and gains or losses from asset sales), a non-GAAP measure, as it would have been calculated had we received no Medicare outlier revenue. EBITDA is commonly used as an analytical indicator of operating performance within the health care industry. We use EBITDA as an analytical indicator for purposes of assessing hospitals' relative operating performance. EBITDA should not be considered as a measure of financial performance under GAAP, and the items excluded from EBITDA are significant components in understanding and assessing such financial performance. Because EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating the company's financial performance.

	Adjusted non-GAAP numbers Fiscal 2002, by Calendar Quarters (Unaudited)
	3 Months Ended				Year Ended
(Dollars in milions)
	3/31/02	6/30/02	9/30/02	12/31/02	12/31/02
Net operating revenues	$3,375	$3,430	$3,521	$3,546	$13,872
Less: Medicare outlier revenue	(197)	(223)	(261)	(149)	(830)

Adjusted net operating revenues	3,178	3,207	3,260	3,397	13,042
Operating expenses:
Salaries and benefits	(1,339)	(1,353)	(1,376)	(1,373)	(5,441)
Supplies	(489)	(475)	(501)	(507)	(1,972)
Provision for doubtful accounts	(225)	(219)	(260)	(274)	(978)
Other operating expenses	(648)	(691)	(679)	(813)	(2,831)

Adjusted EBITDA	477	469	444	430	1,820
Add back Medicare outlier revenue	197	223	261	149	830

EBITDA	674	692	705	579	2,650
Depreciation	(113)	(109)	(113)	(116)	(451)
Amortization	(31)	(24)	(7)	(7)	(69)
Impairment and restructuring charges	—	—	—	(316)	(316)
Loss from early extinguishment of debt	(6)	(96)	(3)	—	(105)

Operating income	524	463	582	140	1,709

See Explanatory Notes on Pages 13, 14 and 15

Additional Supplemental Non-GAAP Disclosures
Data Excluding Medicare Outlier Revenue

        In light of our voluntary adoption as of January 1, 2003 of a new method for calculating Medicare outlier payments, and the fact that the Centers for Medicare and Medicaid Services has indicated its intent to change the program's rules regarding Medicare outlier payments, we are providing additional supplemental data adjusted as if we had received no outlier revenue during the periods indicated. (See note 2 for our explanations of these performance measures.) We do so to show the effect that Medicare outlier revenue has had on our historical results of operations, without estimating or suggesting the effect on future results of operations.

        If we had received no Medicare outlier revenue in the periods indicated, the impact on domestic general hospitals net inpatient revenue, net inpatient revenue per admission and net inpatient revenue per day is shown in the table below. This data is provided to enable investors to examine pricing trends from other payor categories. (See note 2 for our explanations of these performance measures.)

	Adjusted non-GAAP numbers Fiscal 2002, by Calendar Quarters (Unaudited)
	3 Months Ended				Year Ended
	3/31/02	6/30/02	9/30/02	12/31/02	12/31/02
Net inpatient revenues (GAAP) (in millions)	$2,295	$2,277	$2,328	$2,316	$9,216
Less: Medicare outlier payments (in millions)	(197)	(223)	(261)	(149)	(830)

Adjusted net inpatient revenues (in millions)	$2,098	$2,054	$2,067	$2,167	$8,386
Adjusted net inpatient revenue per admission	$8,728	$8,919	$8,841	$9,196	$8,920
Adjusted net inpatient revenue per patient day	$1,595	$1,651	$1,661	$1,729	$1,659

See Explanatory Notes on Pages 13, 14 and 15

DOMESTIC GENERAL HOSPITALS
SELECTED STATISTICS FROM CONTINUING OPERATIONS
Fiscal 2002, by Calendar Quarters
(Unaudited)

	3 Months Ended				Year Ended
(Dollar amounts in millions except for net inpatient revenue per patient day and per admission)
	3/31/02	6/30/02	9/30/02	12/31/02	12/31/02
Net inpatient revenues	$2,295	$2,277	$2,328	$2,316	$9,216
Net outpatient revenues	$934	$1,018	$1,044	$1,054	$4,050
Facilities owned or operated	101	100	98	99	99
Licensed beds at end of period	25,772	25,520	24,796	24,940	24,940
Average licensed beds	25,779	25,679	25,284	24,836	25,392
Utilization of licensed beds	56.7%	53.2%	53.5%	54.8%	54.6%
Patient days	1,315,000	1,243,752	1,244,100	1,253,247	5,056,099
Net inpatient revenue per patient day	$1,745	$1,831	$1,871	$1,848	$1,823
Admissions	240,366	230,302	233,809	235,644	940,121
Net inpatient revenue per admission	$9,548	$9,887	$9,957	$9,828	$9,803
Average length of stay (days)	5.5	5.4	5.3	5.3	5.4
Outpatient visits	2,141,565	2,170,015	2,130,411	2,118,544	8,560,535
Sources of net patient revenue
Medicare	32.6%	32.6%	31.2%	29.4%	31.4%
Medicaid	8.9%	8.6%	7.9%	7.7%	8.3%
Managed care	45.1%	44.8%	46.1%	48.4%	46.1%
Indemnity and other	13.4%	14.0%	14.8%	14.5%	14.2%

See Explanatory Notes on Pages 13, 14 and 15

Explanatory Notes

1.
The condensed consolidated financial statements have been retroactively restated to (a) reflect a change in accounting for stock based compensation that was adopted during the quarter ended March 31, 2003 in accordance with the recognition provisions of accounting standards authorizing the change and (b) reclassified to reflect the discontinued operations of the 14-hospital asset group being disposed of. (See Note 11)

2.
In March 2003, our board of directors approved a change in our fiscal year. Instead of a fiscal year ending on May 31, we will now have a fiscal year that coincides with the calendar year, effective December 31, 2002. Quarterly operating results are not necessarily indicative of the results that may be expected for a full fiscal year. Reasons for this include changes in Medicare regulations, our recently announced voluntary change in the method of calculating our Medicare outlier payments, interest rates, acquisitions and disposals of facilities and other assets, impairment and restructuring charges, fluctuations in revenue allowances, revenue discounts and quarterly tax rates, the timing of price changes and changes in occupancy levels and patient volumes.

  On January 6, 2003, the Company announced that it had volunteered to the Centers for Medicare and Medicaid Services ("CMS") to adopt a new method of calculating Medicare outlier payments, retroactively to January 1, 2003. With this new method, instead of using recently settled cost reports for our outlier calculations, we used current year cost-to-charge ratios, we have eliminated the use of statewide average, and we continue to use the current threshold amounts. Such revenues were $18 million in the three months ended March 31, 2003 versus $197 million for the prior-year quarter.

3.
The Company adopted Statement of Financial Accounting Standards No. 142 as of June 1, 2002. The new accounting standard, among other things, eliminates the amortization of goodwill and other intangible assets with indefinite useful lives for periods subsequent to the date of adoption. In accordance with the standard, we completed our initial transitional impairment evaluation before November 30, 2002 and we did not need to record a goodwill impairment charge. As a result of recent events and circumstances, we performed an additional evaluation of goodwill as of December 31, 2002 and determined that we did not need to record an impairment charge as of that date either.

4.
The restructuring of our operating divisions and regions in March 2003, along with a realignment of our executive management team and other factors, caused our goodwill "reporting units" (as defined under SFAS No. 142) to change. Because of the change in reporting units, we performed another goodwill impairment evaluation as of March 31, 2003. As a result, we recorded an impairment charge of $187 million as of March 31, 2003 related to our Central-Northeast Region.

5.
During the quarter ended March 31, 2003, the Company recorded restructuring charges of $9 million related to the recently announced initiatives to sharpen our strategic focus. The charges consist of $6 million in severance and employee relocation costs incurred in connection with our plans to reduce our operating expenses and $3 million in contract termination and consulting costs.

6.
During the quarter ended March 31, 2002, the Company recorded an extraordinary charge from the early extinguishment of debt in the amount of $4 million. This item has been reclassified in the current quarter's income statement presentation in accordance with SFAS 145 by reducing previously reported operating income and income taxes for the quarter ended March 31, 2002 by $6 million and $2 million, respectively.

7.
Other operating expenses include malpractice insurance expense of $56 million for the quarter ended March 31, 2002 and $79 million for the current quarter, and $6 million in the current quarter for costs associated with our significant legal proceedings and investigations. The Company continues to experience unfavorable trends in professional and general liability risks, as well as increases in the size of claim settlements and awards in this area.

8.
On March 12, 2003, the board of directors approved a change in the accounting for stock options granted to employees and directors from the intrinsic-value method to the fair-value method, as recommended by SFAS No.123, effective for the new calendar year ending December 31, 2003. We also have restated the results of operations for prior periods using the retroactive-restatement method in SFAS No. 148. Total compensation cost recognized for stock-based employee compensation awards and employee stock purchase plan discounts is $37 million in the quarter ended March 31, 2002 and $39 million for the current quarter.

9.
GAAP Reconciliation for Adjusted Income (Loss) from Continuing Operations
The following is a reconciliation of net income (loss) as determined in accordance with GAAP to adjusted net income (loss) from continuing operations, (a non-GAAP term we define as income from continuing operations before impairment and restructuring charges, losses from early extinguishment of debt, and goodwill amortization) used herein, in millions, except per share amounts. Adjusted net income (loss) from continuing operations excludes certain items that may not relate to the conditions and circumstances of the current operating environment, including differences in accounting policies, portfolio changes and financing actions, as well as the impact of impairment and restructuring charges. Adjusted net income from continuing operations is a metric used by senior management to measure the effectiveness of the company's operating strategies in the current operating environment, and to allow more direct comparisons of operating performance trends between periods. Adjusted net income from continuing operations should not be considered as a measure of financial performance under GAAP, and the items excluded from it are significant components in understanding and assessing such financial performance. Because adjusted net income from continuing operations is not a measure determined in accordance with GAAP, and is thus susceptible to varying calculations, as presented herein it may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating the company's financial performance.

	Three Months Ended
	March 31, 2003		March 31, 2002
	Reconciliation Amount	Earnings Per Share	Reconciliation Amount	Earnings Per Share
Net income (loss)	$(20)	$(0.04)	$278	$0.55
Less:
Discontinued operations	(35)	(0.07)	17	0.03
Loss from early extinguishment of debt	—	—	(4)	(0.01)
Impairment and restructuring charges	(147)	(0.31)	—	—
Goodwill amortization	—	—	(20)	(0.04)
Adjusted net income from continuing operations	162	0.34	285	0.57

The $4 million loss from early extinguishment of debt in the quarter ended March 31, 2002, is shown in the table above after tax benefits of $2 million. Similarly, the $147 million item for impairment and restructuring charges in the quarter ended March 31, 2003 is shown after tax benefits of $49 million and the $20 million shown for goodwill amortization in the quarter ended March 31, 2002 is shown net of tax benefits of $4 million. These reconciling items are shown on an after-tax basis in the table because the GAAP performance measure being reconciled (net income) is always shown on an after-tax basis.

10.
GAAP Reconciliation for EBITDA
The following is a reconciliation of operating income and operating margins (the ratio of operating income to net operating revenues) to EBITDA and EBITDA margins (the ratio of income from continuing operations before interest net of investment earnings, taxes, depreciation and amortization, and also excluding minority interest, impairment and restructuring charges, loss from early extinguishment of debt and gains or losses from asset sales to net operating revenues). Operating income and net operating revenues are considered GAAP performance measures, whereas EBITDA is a non-GAAP performance measure. EBITDA is commonly used as an analytical indicator of operating performance within the health care industry. We use EBITDA as an analytical indicator for purposes of assessing hospitals' relative operating performance. EBITDA should not be considered as a measure of financial performance under GAAP, and the items excluded from EBITDA are significant components in understanding and assessing such financial performance. Because EBITDA is not a measure determined in accordance with GAAP, and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies (in millions). Investors are encouraged to use GAAP measures when evaluating the company's financial performance.

	Three Months Ended March 31,
	2003	2002
Net operating revenues	$3,452	$3,375

Operating income	146	524
Operating margin	4.2%	15.5%
Add back to operating income:
Depreciation	112	113
Amortization	7	31
Impairment and restructuring charges	196	—
Loss from early extinguishment of debt	—	6

EBITDA	461	674

EBITDA margin	13.4%	20.0%
11.
In March 2003, we announced a plan to dispose of or consolidate 14 general hospitals that no longer fit our core operating strategy of building and maintaining competitive networks of quality hospitals in major markets. In connection with this action, we have 1) classified the results of operations of this asset group as discontinued operations, 2) classified the assets to be disposed of, primarily $529 million in property and equipment and goodwill, as held for sale at the lower of either their carrying amounts or their fair values, less costs to sell and 3) recorded a loss on the disposal of this asset group in the amount of $61 million in March 2003 primarily for the write-down of long-lived assets and goodwill, allocated to these disposed businesses using the relative fair-value method, to arrive at estimated fair values, less costs to sell, at these facilities.

        Tenet Healthcare Corporation, through its subsidiaries, owns and operates 114 acute care hospitals with 27,765 beds and numerous related health care services. Tenet and its subsidiaries employ approximately 116,500 people serving communities in 16 states. Tenet's name reflects its core business philosophy: the importance of shared values among partners—including employees, physicians, insurers and communities—in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

#    #    #

    Certain statements contained in this document, including statements containing the words believe, anticipate, expect, will, may, might, should, estimate, intend, appear and words of similar import, and statements regarding our business strategy and plans, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on our current expectations and involve known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements or health care industry results to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both nationally and regionally; industry capacity; demographic changes; changes in, or the failure to comply with, laws and governmental regulations; the ability to enter into managed care provider arrangements on acceptable terms; changes in Medicare and Medicaid payments or reimbursement, including those resulting from changes in the method of calculating or paying Medicare outlier payments and those resulting from a shift from traditional reimbursement to managed care plans; the outcome of known and unknown litigation, government investigations, and liability and other claims asserted against us; competition, including our failure to attract patients to our hospitals; the loss of any significant customers; technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, health care; a shortage of raw materials; a breakdown in the distribution process or other factors that may increase our costs of supplies; changes in business strategy or development plans, including our pricing strategy; the ability to attract and retain qualified management and other personnel, including physicians, nurses and other health care professionals, and the impact on our labor expenses resulting from a shortage of nurses and/or other health care professionals; fluctuations in the market value of our common stock; the amount and terms of our indebtedness; the settlement of professional liability claims and the availability of professional liability insurance coverage at current levels; the availability of suitable acquisition or disposition opportunities, the length of time it takes to accomplish acquisitions or dispositions and the impact of pending and future government investigations and litigation on our ability to accomplish acquisitions or dispositions; our ability to integrate new business with its existing operations; and the availability and terms of capital to fund the expansion of our business, including the acquisition of additional facilities and other factors referenced in our Quarterly Reports on Form 10-Q and our Transition Report on Form 10-K. Given these uncertainties, investors and prospective investors are cautioned not to rely on such forward-looking statements. We disclaim any obligation, and make no promise, to update any such factors or forward-looking statements or to publicly announce the results of any revisions to any such forward-looking statements, whether as a result of changes in underlying factors, to reflect new information, as a result of the occurrence of events or developments or otherwise.

QuickLinks

Exhibit 99.1
Tenet Reports Results for Quarter Ended March 31